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                                                                   EXHIBIT 10.37

                               PHARMACYCLICS, INC.
                             995 East Arques Avenue
                            Sunnyvale, CA 94086-4593

                                October 14, 1997

Michael J. Hensley, M.D.
P.O. Box 21
Moss Beach, CA  94038

Dear Michael:

               On behalf of the Company's Board of Directors, I am pleased to make you an offer to join the Company as its Vice President Regulatory & Quality Affairs. The purpose of this letter is to set forth the terms of your proposed employment with the Company, including your compensation level and benefit entitlements.

               1.      EMPLOYMENT AND DUTIES.

                       A. The Company will employ you as Vice President Regulatory & Quality Affairs, commencing not later than October 17, 1997, and you will accordingly make yourself available on a full-time bases to assume that position on or before such date. In that position, you will report directly to the President. Regulatory and Quality Affairs will encompass Regulatory Affairs, Quality Assurance, Quality Control, Clinical Quality Assurance and project Management.

                      B. You will perform the duties inherent in your position in good faith and to the best of your ability and will render all services which may be reasonably required of you in such position. In addition, on an interim basis, you will supervise clinical research & development activities. While you are employed with the company, you will devote your full time and effort to the business and affairs of the Company. Your principal place of operations will be at the Company's corporate offices, which are presently located in Sunnyvale, California.

               2.     COMPENSATION.

                      A. Your initial base salary will be at the rate of $165,000.00 per year. Your base salary will be subject to adjustment by the Company's Board of Directors for each calendar year of service following the 1997 calendar year.

                      B. Your base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

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                      C.  The Company will deduct and withhold, from the base
salary and bonuses payable to you hereunder, any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

                      D. The Company will reimburse you for the cost of supplemental life insurance (not to exceed $500.00 per year) for a maximum duration of two years or until such time as the company institutes its own supplemental life insurance.


               3. EMPLOYEE STOCK OPTIONS. As soon as possible after you join the Company as Vice President Regulatory & Quality Affairs , you will be granted a stock option to purchase 70,000 shares of Pharmacyclics Common Stock. The option will have an exercise price equal to 100% of the fair market value of the Pharmacyclics Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination upon your cessation of employment with the Company. The option will become exercisable as follows: the option will become exercisable for 14,000 shares upon completion of one year of service after your date of hire, the option will become exercisable for the remaining 56,000 shares in a series of 48 equal successive monthly installments upon completion of each month of service thereafter. All vesting under your option will cease upon your termination of employment. The remaining terms and conditions of your option will be in accordance with the standard provisions utilized for stock option grants under the Company's 1995 Stock Option Plan.


               4. EXPENSE REIMBURSEMENT. You will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by you in the performance of your duties hereunder, provided you furnish the Company with vouchers, receipts and other details of such expenses within thirty (30) days after they are incurred.


               5. FRINGE BENEFITS. You will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including the Section 401(k) plan and the Employee Stock Purchase Plan, which are made available to executive officers of the Company and for which you otherwise qualify.
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               6. VACATION. You will accrue paid vacation benefits in accordance with the Company policy in effect for executive officers.

               7. RESTRICTIVE COVENANTS. During the period of service as Vice President Regulatory & Quality Affairs:

                     (i) you will devote your full working time and effort to the performance of your duties as Vice President Regulatory & Quality Affairs ; and
                     (ii) except as approved by the President & CEO you will
                          not directly or indirectly, whether for your own account or as an employee, consultant or advisor, provide services to any business enterprise other than the Company.

                      However, you will have the right to perform such incidental services as are necessary in connection with (a) your private passive investments, (b) your charitable or community activities, and (c) your participation in trade or professional organizations, but only to the extent such incidental services do not interfere with the performance of your services as Vice President Regulatory & Quality Affairs.

               8. PROPRIETARY INFORMATION. Upon the commencement of your services as Vice President Regulatory & Quality Affairs, you will sign and deliver to the Company the standard-form Proprietary Information and Inventions Agreement required of all key employees of the Company.

               9. TERMINATION OF EMPLOYMENT: SALARY CONTINUATION.

                      A. Your employment as Vice President Regulatory & Quality Affairs pursuant to this agreement will be entirely at will.

                      B. The Company may terminate your employment under this agreement at any time for any reason, with or without cause (as defined below), by providing you with at least thirty (30) days prior written notice. However, such notice requirement will not apply to the termination of your employment for cause pursuant to subparagraph D below.

                      C. You may terminate your employment under this agreement at any time for any reason upon thirty (30) days prior written notice to the Company.

                      D. The Company may at any time, upon written notice, terminate your employment hereunder for cause. Such termination will be effective immediately upon such notice.
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               For purposes of this agreement, your employment with the Company will be deemed to have been involuntarily terminated for cause if your services are terminated by the Company for one or more of the following reasons:

                      (i) acts of fraud or embezzlement or other intentional misconduct which adversely affects the Company's business, or

                      (ii) failure to correct any material deficiency in the performance of your services as Vice President Regulatory & Quality Affairs within thirty (30) after written notification of such deficiency from the Board, or

                      (iii) misappropriation or unauthorized disclosure or use
                            of the Company's proprietary information.


               Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

                                   Very truly yours,

                                   PHARMACYCLICS, INC.


                                   By /s/ Richard S. Miller
                                      ------------------------------------------
                                   Title:  President and Chief Executive Officer



ACCEPTED BY AND AGREED TO


Signature: /s/ Michael J. Hensley
          -----------------------------------
                Michael J. Hensley, M.D

Dated: October 17, 1997